NOTICE OF ANNUAL MEETING


To the Stockholders of
Grand Premier Financial, Inc.


     The Annual Meeting of Stockholders of Grand Premier Financial, Inc. a Delaware corporation (the "Company"), will be held at the Mundelein, Illinois office of Grand National Bank, 3 Nelson C. White Pkwy., Mundelein, Illinois, 60060, at 10:00 AM (local time) on Wednesday, May 26, 1999 for the following purposes:

1.   To elect five (5) Class III directors for a term of three years.

2. To transact and act upon such other matters or business as may properly come before said meeting, or any adjournment or adjournments thereof. The Board of Directors of the Company does not know of any other matters requiring action by the stockholders to come before the Annual Meeting.

     A complete list of stockholders entitled to vote at the meeting shall be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the meeting at Grand Premier Financial Inc's. corporate office, 486 West Liberty Street, Wauconda, Illinois. The close of business on March 31, 1999 has been selected by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


BY ORDER OF THE BOARD OF DIRECTORS


                                             ***IMPORTANT***
Alan J. Emerick                        WHETHER OR NOT YOU EXPECT TO
Secretary                              ATTEND THE MEETING IN PERSON,
                                       PLEASE SIGN THE ACCOMPANYING
                                       PROXY AND MAIL IT NOW IN THE
April 12, 1999                             ENCLOSED ENVELOPE.






                         PROXY STATEMENT


GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Grand Premier Financial, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders, (the "Annual Meeting"), and any adjournment or adjournments thereof, to be held on Wednesday, May 26, 1999, at 10:00 A.M., local time, at the Mundelein office of Grand National Bank, 3 Nelson C. White Pkwy., Mundelein, Illinois, 60060.

     Only holders of record of shares of common stock of the Company (the "Common Stock") at the close of business on March 31, 1999 will be entitled to notice of and to vote at the Annual Meeting, each share being entitled to one vote. On such date there were 22,028,192 shares of Common Stock outstanding. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business. The inspectors of election will treat abstentions and broker non-votes (i.e., shares held by a broker in street name and represented by a proxy indicating that the broker does not have discretionary authority to vote on a particular proposal) as shares present for purposes of determining the existence of a quorum.

     Any stockholder who executes the enclosed proxy may revoke it any time before it has been exercised by a later dated proxy or by giving notice of such revocation to the Company in writing or in an open meeting before such proxy is voted. Attendance at the meeting will not in and of itself constitute the revocation of a proxy. Otherwise, all properly executed proxies received at or before the meeting will be voted in accordance with the instructions contained therein. If no instructions are given, such proxies will be voted: (1) FOR the election of directors as stated below, and (2) in the discretion of the named proxies upon such other matters as may properly come before the meeting.

     The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by persons regularly employed by the Company or its subsidiaries, by personal interview, telephone or telegraph, without compensation, other than the compensation such persons otherwise receive for their services as employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     A copy of the Company's Annual Report for the year ended December 31, 1998, including audited financial statements, is included with this Proxy. The approximate date on which this proxy statement, form of proxy and annual report were first sent to stockholders was April 12, 1999.



                      ELECTION OF DIRECTORS

                 INFORMATION CONCERNING NOMINEES

     The Company's Amended and Restated Certificate of Incorporation provides that the business and affairs of the Company shall be managed by and under the direction of a Board of Directors. Until the annual meeting of stockholders in 1999 the number of directors comprising the full Board of Directors is set at sixteen (16), which number may not be increased or decreased except by amendment to the Certificate of Incorporation. The Amended and Restated Certificate of Incorporation further provides that the Board of Directors is to be divided into three classes that are to be as nearly equal in number as possible. The terms of five (5) directors who are presently serving on the Board, Frank J. Callero, Alan J. Emerick, Richard L. Geach, Howard A. McKee and H. Barry Musgrove expire at the Annual Meeting. The Board of Directors has re-nominated Messrs. Callero, Emerick, Geach, McKee and Musgrove for election as Class III directors for a term ending at the Annual Meeting in 2002 or until their successors are elected and qualified.

     Unless otherwise indicated, proxies will be voted for the election of the nominees below. If a nominee becomes unable or unwilling to serve, proxies will be voted for such persons, if any, as shall be designated by the Board. Each nominee has agreed to serve as a director, if elected, and the Board of Directors does not presently know of any circumstances which would render any nominee named herein unavailable.

     The Company's by-laws provide that all elections of directors shall be decided by a plurality vote. Since five (5) positions are to be filled on the Board of Directors, the five (5) nominees receiving the highest number of votes cast at a meeting at which a quorum is present will be elected as directors. Abstentions (including broker non-votes, if any) will not be counted in determining the number of votes received by any nominee.


Class III Nominees (If elected, term will expire in 2002)

                            Principal Occupation and Year First
Name                 Age    Elected as a Director (1)

Frank J. Callero     71     Partner, Callero and Callero LLP.
                            (certified public accountants) - 1996

Alan J. Emerick      55     Executive Vice President and Chief
                            Administrative Officer of the Company. - 1996

Richard L. Geach     58     Chairman of the Board, President and
                            Chief Executive Officer of the Company. - 1996

Howard A. McKee      83     Chairman of the Executive Committee. - 1996

H. Barry Musgrove    64     Chairman of the Board and President,
                            Frantz Manufacturing Company.
                            (manufacturer of anti-friction products). - 1996


- - - - - - - - - - - - - - - Continuing Directors - - - - - - - - - - - - - -

Class I (Term expires 2000)



                            Principal Occupation and Year First
Name                 Age    Elected as a Director (1)

Brenton J. Emerick   74     Retired Chairman of the Board, Northern
                            Illinois Financial Corporation
                            (bank holding company) - 1996

Thomas D. Flanagan   61     Founding Partner, Flanagan, Bilton & Branagan.
                            (law firm) - 1997

Noa W. Horner (2)    52     President, The Municipal Insurance
                            Company of America of Elgin, Illinois
                            (insurance company) - 1998

Edward G. Maris      63     Private Investor. - 1996

Joseph C. Piland     66     Educational Consultant and retired President,
                            Highland Community College. - 1996

John Simcic          69     Chairman of the Board, Maki & Associates, Inc.
                            (d/b/a Century 21 United
                            - real estate sales) - 1997


Class II  (Term expires 2001)


                            Principal Occupation and Year First
Name                 Age    Elected as a Director (1)

Jean M. Barry        44     Senior Investment Officer of the Company. - 1996

James Esposito       66     Executive Vice President of Grand National Bank,
                            a subsidiary of the Company. - 1996

R. Gerald Fox        63     President and Chief Executive Officer,
                            F.I.A. Publishing Company (publisher of
                            financial books and periodicals). - 1996

David L. Murray      56     Senior Executive Vice President and
                            Chief Financial Officer of the Company. - 1996

Stephen J. Schostok  62     Attorney and partner, Dimonte Schostok & Lizak,
                            attorneys at law. - 1996

(1) Each director has engaged in the principal occupation indicated for at least five years, except as follows:

- Jean M. Barry was Vice President, Northern Illinois Financial Corporation, from 1989-1996.

- Alan J. Emerick was Executive Vice President of Northern Illinois Financial Corporation from 1994-1996, Chief Executive Officer of Grand National Bank-Niles from 1991-1996, and President, Grand National Bank-Waukegan, from 1995-1996.

- Brenton J. Emerick was Chairman of the Board of Northern Illinois Financial Corporation, from 1988-1996.

- James Esposito was Chief Executive Officer of Grand National Bank-Crete from 1974-1996.

- Richard L. Geach was President and Chief Executive Officer of Premier Financial Services, Inc. From 1982-1996.

- Edward G. Maris was Senior Vice President, Chief Financial Officer, Secretary & Treasurer, Northwestern Steel and Wire Company, from 1986-1996.

- David L. Murray was Executive Vice President/Chief Financial Officer of Premier Financial Services, Inc. and President, Premier Operating Systems, Inc., from 1970-1996.

- Stephen J. Schostok was an attorney with Laser Schostok Kolman and Frank from 1964-1994.

(2) Under the terms of the agreement governing the merger of Premier Financial Services, Inc. ("Premier") and Northern Illinois Financial Corporation ("Northern Illinois") with and into the company on August 22, 1996 (the "merger"), Premier and Northern Illinois each had the right to designate 8 of the 16 members of the Company's original Board of Directors. The Company's Amended and Restated Certificate of Incorporation provides that, until the annual meeting of stockholders to be held in 1999, a majority of those persons who were initially appointed as directors of the Company by Premier or their nominees (the "Premier Directors") will have the right to designate the person or persons to fill any vacancies on the board of Directors created by death, resignation or removal of the Premier Directors, and a majority of those persons who were initially appointed as directors of the Company by Northern Illinois or their nominees (the "Northern Illinois Directors") will have the right to designate the person or persons to fill any vacancies created by the death, resignation or removal of the Northern Illinois Directors. In accordance with that provision, the Northern Illinois Directors designated Mr. Noa W.Horner to fill the remaining term of Robert W. Hinman, who resigned from the board effective October 23, 1998.

Mr. Horner was born in 1947 in Honolulu, Hawaii. He graduated from Northwestern University, Evanston, Illinois in 1969 with an undergraduate degree in Liberal Arts and was awarded an M.B.A. in Finance in 1974 from the Northwestern University Graduate School of Business. Mr. Horner was employed by the Santa Fe Railway and its parent company, Santa Fe Industries from 1969 to 1978. He served Santa Fe in various capacities, including Senior Market Analyst in the Market Research Department and Assistant to the Director of Cost Analysis and Research. From 1978 to 1990, Mr. Horner was Executive Vice President and Chief Financial Officer, MAF BANCORP, Clarendon Hills, Illinois, with responsibility for all phases of financial and accounting operations as well as management information systems. In 1990, through 1995, he was a financial consultant, primarily in the areas of banking, finance and insurance. Mr. Horner joined The Municipal Insurance Company of America of Elgin, Illinois as President in 1995.


                   BOARD AND COMMITTEE MEETINGS

     The Board of Directors held 10 regular meetings in 1998. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

     The Board of Directors has established several committees to assist in the discharge of its responsibilities.

     The Executive Committee meets in situations where it is impractical and/or unnecessary to meet as a full Board of Directors. Current members of the committee are Howard A. McKee, who serves as Chairman, Jean M. Barry, Richard L. Geach, and David L. Murray. The Committee did not meet formally in 1998.

     The Governance Committee evaluates and makes recommendations regarding Board composition, qualifications of directors and other administrative issues with respect to the Board and Boards of Directors of the Company's subsidiaries. Current members are R. Gerald Fox, Chairman, Frank J. Callero, Brenton J. Emerick, James Esposito, Thomas D. Flanagan, Joseph D. Piland, John Simcic and Stephen J. Schostok. Among other functions, the Committee serves as a nominating committee which selects and nominates members of the Board of Directors. Nominees recommended by stockholders in writing to the Secretary of the Company at 486 West Liberty Street, Wauconda, Illinois, 60084-2489, in accordance with the procedures set forth below under "Notice Provisions for Stockholder Proposals and Nominations of Directors", will be considered by the Committee. The Committee met four times in 1998.

     The current members of the Compensation Committee are Messrs. Edward G. Maris, Chairman, Frank J. Callero, Stephen J. Schostok and John Simcic. Among other functions, the Committee makes recommendations to the Board of Directors as to the compensation of the Executive Officers and outside Directors as well as with respect to the Company's benefit programs. The Committee also interprets and administers the Company's benefit plans. The Committee met once in 1998.

     The Audit Committee consists of four permanent members and other outside directors on a rotating basis. Messrs. Frank J. Callero, Chairman, H. Barry Musgrove, Joseph C. Piland, and John Simcic currently serve as permanent members. The Committee reviews the financial audits of the Company and its subsidiaries, both internal and independent, and examines matters relating to the financial statements of the Company. The Committee held four meetings in 1998.



                DIRECTORS FEES AND COMPENSATION


     For the year ended December 31, 1998, Directors who were not employees of the Company were paid a) an annual retainer of $ 12,000, b) $ 750 per meeting attended for board and committee participation, and c) an annual stipend of $1,000 for directors who serve as committee chairpersons.
Directors who are employees of the Company are not paid for board or committee participation. Under the Company's Deferred Compensation Plan, directors may elect to defer receipt of up to 100% of fees earned. The Company will match 25% of the amount deferred.

     The Company's Non-Employee Director's Stock Option Plan provides that the Board of Directors may grant options to purchase shares of Common Stock to non-employee directors. Options may be granted from time-to-time for any number of shares, and upon such terms and conditions that the Board of Directors judges desirable, provided that no options may be granted after February 22, 2008. Up to 200,000 shares of Common Stock have been authorized for issuance under the Plan. Each option granted under the Plan is evidenced by an agreement subject to, among others, the following terms and conditions;
1) the option price may not be less than the fair market value of the shares on the date of grant, 2) exercised options must be paid for in full at the time of exercise in a form as specified in the Plan, and 3) options granted will expire as specified in the agreement, but in no case later than 10 years from the date of grant.


     A total of 19,000 options were granted to 10 Non-Employee directors, namely Messrs. Callero, Brenton Emerick, Flanagan, Fox, Horner, Maris, Musgrove, Piland, Schostok and Simcic in 1998. Each director was granted 1,900 options at an exercise price of $12.125 per share, the fair market value of the Company's Common Stock as reported on the Nasdaq Stock Market on December 21, 1998, the date of grant. The options expire on 12/21/2008.


     Howard A. McKee is retained by the Company pursuant to a consulting agreement which expires December 31, 1999. Subsequent to December 31, 1999, the agreement may be renewed for additional successive one (1) year periods upon such terms and conditions as the Company and Mr. McKee shall mutually agree. Mr. McKee receives the following remuneration under the terms of the agreement; 1) an annual consulting fee of $100,200, 2) an annual salary of $200,000 in 1997, $150,000 in 1998 and $100,000 in 1999, 3) participation in the Company's benefit programs and 4) Company contributions on his behalf under the Company's Savings and Stock Plan and Deferred Compensation Plan. Such contributions totaled $8,300 for the year ended December 31, 1998. Mr. McKee is furnished with a Company leased automobile and a driver, and reported $2,020 in taxable compensation for personal use in 1998.


     Brenton J. Emerick was an officer of Grand National Bank, a subsidiary of the Company, during 1998 pursuant to an agreement which expired December 31, 1998. Mr. Emerick retired from Grand National Bank effective January 1, 1999. Mr. Emerick received the following remuneration in 1998 under the terms of the agreement; 1) a salary of $150,000, 2) participation in the Company's benefit programs, and 3) contributions on his behalf under the Company's Savings and Stock Plan and Deferred Compensation Plan. Such contributions totaled $10,953 for the year ended December 31, 1998. Mr. Emerick was furnished with a Company owned automobile, and reported $3,520 in taxable compensation for personal use in 1998.

     Two other directors, James Esposito and Jean M. Barry, serve as officers of the Company. For the year ended December 31, 1998, Mr. Esposito received $120,000 in salary, contributions made by the Company on his behalf totaling $7,260 to the Company's Savings and Stock Plan and Deferred Compensation Plan, and participated in the Company's benefit programs. Mr. Esposito was furnished with a Company leased automobile in 1998, and reported $1,764 in taxable compensation for personal use. For the year ended December 31, 1998, Ms. Barry received $82,800 in salary, contributions made by the Company on her behalf totaling $4,901 to the Company's Savings and Stock Plan and Deferred Compensation Plan, and participated in the Company's benefit programs.

     For information concerning the compensation that members of the Board of Directors who are also executive officers of the Company received, see "Executive Compensation".




EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the executive officers of the Company, as well as their respective positions with the Company and its subsidiaries: (1)


Name                 Age   Position(s) (1)(2)
Richard L. Geach     58    Chairman of the Board, President & Chief Executive
                           Officer of the Company, President & Chief Executive
                           Officer of Grand National Bank, and a director of all of the Company's subsidiaries.

David L. Murray      56    Senior Executive Vice President, Chief Financial
                           Officer and a director of the Company, Grand
                           National Bank and Grand Premier Trust and
                           Investment, Inc., and President & Chief Executive
                           Officer and a director of Grand Premier Operating
                           Systems, Inc.

Alan J. Emerick      55    Executive Vice President, Chief Administrative
                           Officer and a director of the Company and all of the Company's subsidiaries.

Scott Dixon          45    Executive Vice President and Senior Sales Leader of
                           the Company and of Grand National Bank.

Larry W. O'Hara      39    Executive Vice President and Senior Service Leader
                           of the Company and of Grand National Bank, and a director of all of the Company's subsidiaries.

William R. Theobald  49    Executive Vice President and Chief Credit
                           Officer of the Company, and a director of Grand
                           National Bank.

Kenneth A. Urban     61    President and Chief Executive Officer and
                           a director of Grand Premier Trust and
                           Investment, Inc. and Grand Premier Insurance, Inc.

Jack R. Croffoot     48    Senior Vice President and Director of Human
                           Resources of the Company.

Nanette K. Donton    28    Senior Vice President and Chief Accounting Officer
                           of the Company.

Al Lutton            57    Senior Vice President and Chief Information Officer
                           of the Company.

James K. Watts       35    Senior Vice President and Chief Operations Officer
                           of the Company, and a director of Grand Premier
                           Operating Systems, Inc.


(1) The Company's subsidiaries are Grand National Bank, Grand Premier Trust and Investment, Inc., Grand Premier Insurance, Inc., and Grand Premier Operating Systems, Inc.

(2) Each executive officer has held the position or office indicated, or other comparable responsible position(s) with the Company, or with Premier Financial Services, Inc. or Northern Illinois Financial, Inc. which were merged into the Company in August, 1996 for at least five years except as follows:

- Nanette K. Donton was Supervising Senior Auditor with KPMG LLP from 1993-1997.

- James K. Watts was Assistant Vice President/Project Manager for First National Bank of Chicago from 1993-1995, and Assistant Vice President, TCF Bank, N.A., from 1995-1996.



  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information regarding the shares of Grand Premier Financial, Inc. common stock beneficially owned, by holders known to the Company to have beneficially owned more than 5% of the voting securities as of March 31, 1999:

                                                   Amount & Nature
Title of  Name and Address of                      of Beneficial     Per Cent
Class     Beneficial Owner                         Ownership         of Class

Common    Howard A. McKee                           6,872,432   (1)   31.20%
          26990 Countryside Lake Drive
          Mundelein, Illinois 60060

          Grand Premier Trust and Investment, Inc.  1,425,973   (2)    6.47%
          101 West Stephenson Street
          Freeport, IL 61032

          Northland Insurance Agency, Inc.          1,206,401   (3)    5.48%
          20 South Clark Street, Suite 2310
          Chicago, Illinois 60603

          Keeco, Inc.                               1,166,360   (3)    5.29%
          20 South Clark Street, Suite 2310
          Chicago, Illinois 60603



(1) Includes 1,206,401 shares held by Northland Insurance Agency, Inc. and 1,166,360 shares held by Keeco, Inc., as to which Mr. McKee shares investment power (see Note 3 below). Excludes 551,131 shares held by corporations that Mr. McKee's family members and/or business interests control, as to all of which Mr. McKee disclaims beneficial interest.

(2) The shares listed in the table are held in various capacities with Grand Premier Trust and Investment, Inc.("Trust"), and include 531,134 shares held in the Company's Savings and Stock Plan (the "Savings and Stock Plan") for which Trust serves as trustee. Of the 1,425,973 shares listed in the table, Trust has sole investment power with respect to 161,458 shares, shared investment power with respect to 549,272 shares (including 531,134 shares held in individual participant accounts in the 401(k) and profit sharing portion of the Savings and Stock Plan), and no investment power over the remaining 715,243 shares. Trust has sole voting power with respect to 480,626 shares, and no voting power with respect to 216,147 shares. Participants are entitled to direct the trustee as to the voting of shares held in their accounts in either the ESOP (198,066 shares) or 401(k) (531,134 shares) portions of the Savings and Stock Plan. Shares held in individual participant accounts for which no directions are received will not be voted by the trustee, unless such failure to vote would be inconsistent with the trustee's fiduciary responsibilities. Participants have the right to direct the disposition of shares held in the 401(k) and profit-sharing portion of the Savings and Stock Plan, but no right to direct the disposition of shares held in the ESOP portion until such time as an individual participant has a right to the distribution of such shares under the terms of the ESOP. Trust, as trustee, has the right to determine whether or not to tender any of the shares held in the Savings and Stock Plan.

(3) Mr. McKee owns individually 34.0% of the outstanding Common Stock of Northland Insurance Agency, Inc., and with his family and associates controls 100.0%. Mr. McKee also owns individually 49.9% of the outstanding Common Stock of Keeco, Inc., and with his family and associates controls 100.0%. The shares shown in the table as beneficially owned by Northland Insurance Agency, Inc. and Keeco, Inc. are also included in the shares shown as beneficially owned by Mr. McKee.



     The following table sets forth information regarding the shares of Grand Premier Financial, Inc. common stock beneficially owned by each director, nominee for director, the named executive officers of the Company, and all of the Company's directors, nominees and executive officers as a group, as of March 31, 1999:

Title of  Name of Beneficial    Amount & Nature of Beneficial    Per Cent of
Class     Owner                 Ownership    (1) (2)             Class

Common    Jean M. Barry          645,656       (3)(4)(5)( 6)        2.93%
          Frank J. Callero       102,000       (3)   (5)( 7)          *
          Alan J. Emerick         79,109       (3)(4)(5)( 8)          *
          Brenton J. Emerick     735,860       (3)   (5)( 9)        3.34%
          James Esposito           2,241       (3)   (5)(10)          *
          Thomas D. Flanagan     907,296       (3)   (5)(11)        3.96%
          R. Gerald Fox           56,228       (3)   (5)(12)          *
          Richard L. Geach       441,791       (3)(4)(5)(13)        1.99%
          Noa W. Horner          555,131       (3)      (14)        2.92%
          Edward G. Maris          4,492       (3)   (5)              *
          Howard A. McKee      6,872,432       (3)      (15)       31.20%
          David L. Murray         85,860       (3)(4)(5)(16)          *
          H. Barry Musgrove       37,206       (3)   (5)              *
          Joseph C. Piland         9,143       (3)   (5)(17)          *
          Stephen J. Schostok     17,025       (3)   (5)              *
          John Simcic            306,593       (3)   (5)            1.39%
          William R. Theobald     10,648          (4)(5)              *
          Kenneth A. Urban        92,028          (4)(5)              *

          All 24 Directors,
          Nominees & Executive
          Officers as a group
          (including those
          individuals named
          above)              10,547,623       (3)(4)(5)(18)       46.46%

* Indicates less than 1% of class.


(1) The information shown in this column is based upon information furnished to Grand Premier Financial, Inc. by the individuals named in the table. Except as set forth in the following notes, each individual has sole voting power and investment power with respect to the shares owned by him or her.

(2) Based upon 22,028,192 shares outstanding plus, with respect to each beneficial owner and the group, the shares each beneficial owner and the group has the right to acquire within 60 days of March 31, 1999 pursuant to the exercise of stock options or conversion of Series B Preferred Stock. Shares shown as beneficially owned by more than one beneficial owner in the table are included only once in the group to avoid duplication.

(3) The shares listed do not include 71,533 shares held in the trust established pursuant to the Deferred Compensation Plan over which Grand Premier Financial, Inc. shares investment power with the trustee. Each of the directors of the Company, in his or her capacity as a director, may be deemed to share the Company's investment power with the other members of the board of directors with respect to those shares.

(4) Includes shares held in the Savings and Stock Plan over which the individual executive officer has sole voting power and shared investment power as follows: Ms. Barry, 1,231 shares; Mr. Alan J. Emerick, 9,583 shares; Mr. Esposito, 23 shares; Mr.Geach, 91,386 shares; Mr. Murray, 6,982 shares; Mr. Theobald, 6,653 shares; Mr. Urban, 6,980 shares; all executive officers and directors as a group, 190,786 shares. See also Note 2 to the Beneficial Ownership Table on page 10.

(5) Includes shares that could be acquired within 60 days of March 31, 1999 pursuant to the exercise of stock options as follows; Ms. Barry, 3,740 shares; Mr. Callero, 550 shares; Mr. Alan J. Emerick, 4,958 shares; Mr. Brenton J. Emerick, 550 shares; Mr. Esposito, 550 shares; Mr. Flanagan, 550 shares; Mr. Fox, 550 shares; Mr. Geach, 161,341 shares; Mr. Maris, 550 shares; Mr. Murray, 60,122 shares; Mr. Musgrove, 550 shares; Mr. Piland, 550 shares; Mr. Schostok, 550 shares; Mr. Simcic, 550 shares; Mr. Theobald, 3,762 shares; Mr. Urban, 54,501 shares; all executive officers and directors as a group, 327,394 shares.

(6) Includes 6,735 shares held by Ms. Barry as custodian for minor children. Includes 530,317 shares held by Municipal Insurance Company and 24,814 shares held by Public Service Investment & Management Corporation in which Ms. Barry shares investment power. Ms. Barry is Mr. McKee's daughter.

(7) Excludes 11,968 shares held by Mr. Callero's spouse, as to all of which Mr. Callero disclaims beneficial ownership.

(8) Excludes 22,522 shares held by Mr. Emerick's spouse, as to all of which Mr. Emerick disclaims beneficial ownership. Alan J. Emerick is Brenton J. Emerick's son.

(9) Excludes 159,837 shares held by Mr. Emerick's spouse, as to all of which Mr. Emerick disclaims beneficial ownership.

(10) Excludes 45,741 shares held by Mr. Esposito's spouse, as to all of which Mr. Esposito disclaims beneficial ownership.

(11) Includes 904,546 shares of Grand Premier Financial, Inc. Common Stock issuable within 60 days upon conversion of $7,000,000 in stated value of the Grand Premier Financial, Inc. Series B Preferred Stock, which is convertible into Common Stock at $7.7387 per share. Mr. Flanagan has full investment power over the Series B Preferred Stock. Includes 2,200 shares held by Mr. Flanagan for the benefit of minor children.

(12) Excludes 5,524 shares held by Mr. Fox's spouse, as to all of which Mr. Fox disclaims beneficial ownership.

(13) Excludes 221,496 shares held by Mr. Geach's spouse, as to all of which Mr. Geach disclaims beneficial ownership.

(14) Includes 530,317 shares held by Municipal Insurance Company and 24,814 shares held by Public Service Investment & Management Company in which Mr. Horner shares investment power.

(15) Includes 1,206,401 shares held by Northland Insurance Agency, Inc. and 1,166,360 shares held by Keeco, Inc., as to which Mr. McKee shares investment power. Excludes 555,131 shares held by corporations that Mr. McKee's family members and/or business interests control, as to all of which Mr. McKee disclaims beneficial interest.

(16) Excludes 17,069 shares held by Mr. Murray's spouse, as to all of which Mr. Murray disclaims beneficial ownership.

(17) Excludes 935 shares held by Mr. Piland's spouse, as to all of which Mr. Piland disclaims beneficial ownership.

(18) Excludes 488,033 shares held by or for the benefit of spouses of directors, nominees or executive officers, as to all of which directors, nominees and executive officers disclaim beneficial ownership. Includes 327,394 shares which directors or executive officers could acquire within 60 days of March 31, 1999 pursuant to the exercise of stock options (see note 5 above), and 904,546 shares issuable within 60 days of March 31, 1999 pursuant to conversion of Grand Premier Financial, Inc. Series B Preferred Stock (see note 11 above).



                      EXECUTIVE COMPENSATION

     The following table sets forth a three-year summary of compensation for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total salary and bonus payments exceeded $100,000 in the year ended December 31, 1998, as well as one individual who was an executive officer through October 22, 1998.
Compensation includes amounts paid by Premier Financial Services, Inc. and Northern Illinois Financial Corporation, which were merged into the Company in August, 1996.

                              Annual Compensation          Long Term Compensation
                          -------------------------------  -----------------------

                                                              Awards     Payouts
                                                           -----------  ---------

                                                 Other      Securities  Long Term    All
    Name and                                     Annual     Underlying  Incentive   Other
Principal Position     Year   Salary   Bonus  Compensation   Options     Payouts
                                ($)     ($)      ($) (1)       (#)         ($)       (2)
-------------------    ----   -------  ------ ------------ -----------  ---------  -------

Richard L. Geach,      1998   292,000     0        6,000           0         0      23,736
President & Chief      1997   272,400     0       11,975           0         0      20,526
Executive Officer      1996   221,667     0        7,300     132,000         0      13,922

David L. Murray,       1998   186,000     0        6,000       3,600         0      17,755
Sr. Executive Vice     1997   173,370     0       10,600       5,500         0      17,265
President & Chief      1996   150,333     0        7,300      11,198         0      14,020
Financial Officer

Alan J. Emerick,       1998   168,000     0        6,000       3,250         0      11,927
Executive Vice         1997   155,000     0        9,709       4,950         0      11,090
President & Chief      1996   145,217   10,203    10,022       9,922         0      24,550
Administrative
Officer

William R. Theobald,   1998   128,750     0        6,000       2,000         0       9,429
Executive Vice         1997   125,000     0        3,275       3,850         0      13,209
President & Chief      1996   114,667    9,368     1,294       7,480         0      22,872
Credit Officer

Kenneth A. Urban,      1998   120,700     0        6,000       2,250         0      17,324
President & Chief      1997   116,000     0        5,100       3,850         0      14,708
Executive Officer      1996   113,500     0        4,800       7,975         0      14,050
of Grand Premier
Trust & Investment,
Inc.

------------------------------------------------------------------------------------------

Robert W. Hinman       1998   209,167     0        4,750           0         0     385,958
      (3)              1997   240,000     0       10,169       7,150         0      27,930
                       1996   232,000   14,014     8,648      16,808         0      25,510


(1) Other annual compensation consists of a) board attendance fees (1997 and 1996, Messrs. Geach, Murray, Emerick and Hinman), and b) a taxable allowance for use of automobiles owned by the executive officer for business purposes or taxable compensation for personal use of automobiles owned by the Company.

(2) Amounts accrued for the benefit of the individuals under the Company's Savings and Stock Plan and Deferred Compensation Plan.

(3) Mr. Hinman resigned his position as President and Chief Operating Officer of the Company effective October 23, 1998. "All Other" compensation shown in the table includes a lump sum separation payment of $ 370,000 paid to Mr. Hinman.


     The following table sets forth information regarding stock options exercised by each of the named executive officers during the year ended December 31, 1998, as well as the value of unexercised stock options outstanding at fiscal year end.


         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                               AND
                  FISCAL YEAR-END OPTION VALUES


                                          Number of Unexercised     Value of Unexercised
                                                  Options           In-the-Money Options
                                          at Fiscal Year-End(#)     at Fiscal Year-End($)
                                                                               (1)
                                         ------------------------  ------------------------

                    Shares
                   Acquired
                      on       Value
                   Exercise   Realized                    Not                       Not
     Name            (#)         ($)     Exercisable  Exercisable  Exercisable  Exercisable
-----------------  --------   --------   -----------  -----------  -----------  -----------

Richard L. Geach    16,144    234,821     139,737       96,083      1,711,781    1,177,014

David L. Murray     12,164    162,198      60,123       17,444        736,507      213,689

Alan J. Emerick       -          -          4,959       13,163         60,745      161,249

William R.Theobald    -          -          3,762        9,568         46,085      117,208

Kenneth A. Urban      -          -         54,501       12,374        667,640      151,579



(1) Based on the fair market value (closing bid price) of the Common Stock of the Company on
December 31, 1998, as reported on The Nasdaq Stock Market.


The following table sets forth awards made under the Company's 1996 Non-qualified Stock Option Plan during the fiscal year ended December 31, 1998.


          STOCK OPTIONS AWARDED IN LAST FISCAL YEAR (1)


                               Individual Grants
                  ----------------------------------------------------
                      Number      % of Total                               Potential Realizable
                        of         Options                                   Value at Assumed
                    Securities    Granted to     Exercise                 Annual Rates of Stock
                    Underlying     Employees     Or Base                   Price Appreciation
                     Options          In          Price                       for Option Term
                     Granted        Fiscal       ($/Share)   Expiration             (2)
      Name             (#)           Year           (2)         Date         5% ($)     10% ($)
________________   ___________   ___________    __________   __________   __________   _________

David L. Murray       3,600          5.1          12.125      12/21/08      27,451      69,565

Alan J. Emerick       3,250          4.6          12.125      12/21/08      24,783      62,802

William R. Theobald   2,000          2.8          12.125      12/21/08      15,251      38,647

Kenneth A. Urban      2,250          3.2          12.125      12/21/08      17,157      43,478

----------------------------------------------------------------------------------------------

11 executive         23,500         33.0          12.125      12/21/08     179,197     454,105
officers - group

2 directors who       3,800          5.3          12.125      12/21/08      28,977      73,430
are not executive
officers - group


(1) The Company's 1996 Non-Qualified Stock Option Plan provides that the Board of Directors may grant options to key employees to purchase shares of Common Stock. Non-employee directors are not eligible to participate in the Plan. Up to 400,000 shares of Common Stock have been authorized for issuance pursuant to the Plan. Options may be granted from time-to-time for any number of shares, and upon such terms and conditions that the Board of Directors judges desirable, provided that no options may be granted after August 22, 2006. The number of shares available for grant is adjusted annually on January 1 to the greater of 4% of the outstanding shares on that date or 400,000. Each option granted under the Plan is evidenced by an agreement subject to, among others, the following terms and conditions; 1) the option price may not be less than the fair market value of the shares on the date of grant, 2) exercised options must be paid for in full at the time of exercise in a form as specified in the Plan, and 3) options granted will expire as specified in the agreement, but in no case later than 10 years from the date of grant.

(2) The fair market value of the Common Stock of the Company (i.e. the average of the high and low sales prices per share of Common stock) as reported on The Nasdaq Stock Market on December 21, 1998, the date of grant.



    The Company has entered into Change in Control and Termination Agreements ("Agreements") dated October, 1996 with certain executive officers, including Messrs. Geach, Murray, Emerick, Theobald and Urban. Each Agreement has a term of 36 months, subject to automatic extension, unless either party gives the other party notice of its election to terminate such automatic extension. If such notice is given, the Agreement will terminate 36 months from the date such notice is given. The agreements provide for certain benefits during a severance period (12 months) following either 1) a change of control and termination of employment for any reason other than good cause (as defined in the Agreements) at any time during the 24 months after a change of control occurs, or 2) termination of employment by the executive officer for good reason (as defined in the Agreements) at any time during the 24 months following a change of control. A "change of control" will be deemed to have occurred for purposes of the Agreements if any of those same events constituting a "change of control" under the 1996 Non-qualified Stock Option Plan have occurred and are continuing.

     Subsequent to such change of control and termination, the executive is entitled to receive the following benefits; 1) a lump sum payment equal to monthly base salary at the date of termination multiplied by 12, 2) continuation of coverage for the executive, his or her spouse and dependents (for 12 months) under all Company welfare plans in which the executive participated prior to termination, except that substantially identical benefits will be provided for any welfare plan in which participation is no longer possible, 3) a lump sum payment equal to the amount of a bonus that would have been paid under any Incentive Plan during the year of termination, pro rated for the number of months actually employed, plus an amount equal to the average bonus paid to the executive for the three years preceding termination, 4) any benefits accrued under any retirement, welfare or incentive plan in which the executive participated at date of termination, 5) a lump sum payment equal to the amount which the Company would have contributed to the Grand Premier Financial, Inc. Deferred Compensation Plan had termination not occurred, and 6) immediate and full vesting of all options so that such options become Exercisable on the date of termination or for 200 days thereafter, or, if such acceleration is not permissible under a Plan, a payment equal to the excess, if any, of the aggregate fair market value of all stock of the Company subject to options held by the executive less the aggregate exercise price of such stock on the date of termination. If the executive officer dies during the severance period, his or her spouse or beneficiary will receive the remainder of all unpaid benefits provided under the Agreements.


               BOARD COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for establishing the policies and procedures which determine the compensation of the Company's executive officers. The Committee sets base cash compensation and potential bonus compensation annually for the Chief Executive Officer
(CEO) and other executive officers. In addition, the Committee has exclusive authority to grant stock options to executive officers.
     In creating policies and making decisions concerning executive compensation, the Compensation Committee seeks to:

   1. ensure that the executive team has clear goals and accountability with respect to expected corporate performance;

   2. establish pay opportunities that are competitive within the Company's industry and consistent with its position in the marketplace and the markets within which it operates;

   3. assess results fairly and regularly in light of expected Company performance; and

   4. align pay and incentives with the long-term interests of the Company's shareholders.

Base Salary

     The objective of the Company's salary program is to help ensure that the organization is able to attract and retain motivated individuals necessary to achieve its goals in the most cost-effective way possible. Salaries paid to executive officers (other than the CEO) are based upon an assessment, in conjunction with the chief executive officer, of the nature and responsibilities of each position including its relative contribution to carrying out the Company's strategic objectives. The committee considers both internal and external information, including input from independent compensation surveys and, where appropriate, from outside compensation consultants. Comparisons focus primarily on banks and/or bank holding companies of similar size and with similar geographic and/or market characteristics. The salaries of the CEO and other executive officers are established at levels that the committee believes approximate the midpoint for comparable positions within the financial services industry. Executive officers, including the CEO, may defer up to 50% of their salary each year. The Company matches deferred amounts at 25%.

Performance Incentives

     The Company utilizes short-term and/or long-term incentive programs, in tandem with base salaries, to closely tie overall executive compensation to the interests of the Company's shareholders. The Company's Incentive Programs are designed to motivate the CEO and other executive officers to manage towards improved shareholder return.

     The Company did not establish a Short-Term Incentive Program (i.e., a cash bonus program) in 1998. Consequently, no bonuses were accrued or paid during the year.



     The Company's Long-Term Incentive Program uses Stock Options to correlate executive compensation with shareholder value. Executive officers, including the CEO, may be granted options as determined by the Compensation Committee. Options are valued at the discretion of the committee at the date of grant, but in no case may they be valued at less than fair market value as reported on The Nasdaq Stock Market's National Market. Executives are allowed to exercise the options on a vesting formula established at the date of grant by the committee, and options must be exercised on or before their expiration date. The potential value of options is dependent upon increasing total return (i.e. stock price appreciation plus dividends) to shareholders over time.

CEO Compensation

     The base salary and bonus (if any) for the Chief Executive Officer is determined under the policies and programs outlined above. The CEO did not receive a cash bonus in 1998. The CEO may be awarded options under the Long Term Incentive Program as determined by the Compensation Committee. The CEO was not granted any options in the year ended December 31, 1998.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code") and related regulations provide that a public company may not deduct, for federal income tax purposes, compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly compensated executive officers employed by the company at year end, other than compensation which qualifies as "performance-based compensation" under the Code and related regulations or is otherwise exempt from the provisions of
Section 162(m). Compensation attributable to stock option awards is deemed to be performance-based (and not subject to the $1 million cap) if, among other things, the plan pursuant to which the stock options are granted includes a limit on the number of shares for which stock options may be granted to any employee during a specified period, and the plan is approved by the stockholders of the company. The Company's 1996 Non-qualified Stock Option Plan includes such a limit.

     All compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers was deductible in 1998 and is expected to be deductible in 1999. In designing future compensation programs for the chief executive officer and other highly compensated executive officers, the Committee will take into account the deductibility of such compensation under Section 162(m). The Committee may recommend, in the future, steps to assure the deductibility of other forms of compensation paid by the Company, in the event the Committee determines that the benefits of such deductibility to the Company outweigh any loss of flexibility or other disadvantages involved in qualifying such compensation as performance-based under Section 162(m).




     COMPENSATION COMMITTEE

     Edward G. Maris
     Frank J. Callero
     Stephen J. Schostok
     John Simcic


The following graph shows the cumulative total return to shareholders (stock price appreciation plus dividends) of the Company's stock as compared to the cumulative total return of all domestic (US) stocks traded on The Nasdaq Stock Market and the cumulative total return of all Bank stocks traded on The Nasdaq Stock Market for the years 1994 through 1998. The Company's stock began trading on The Nasdaq Stock Market on August 22, 1996, the effective date of the Merger. Prior to the Merger, Premier Financial Services, Inc.'s common stock was traded on The Nasdaq Stock Market. Northern Illinois Financial Corporation's common stock was not traded on any regional or national exchange or any established over-the-counter market. For periods prior to August 22, 1996, the Company's stock performance as set forth in the following graph reflects the stock price appreciation for Premier Financial Services, Inc. Common stock plus dividends paid by Premier Financial Services, Inc. and Northern Illinois Financial Corporation.



                     [Performance Graph Appears Here]
                      [Charting the Following Table]


                       1993     1994     1995     1996     1997     1998
GPFI Stock           $100.00  $100.11  $128.16  $150.68  $220.56  $214.12
Nasdaq Bank Stocks   $100.00  $ 99.64  $148.38  $195.91  $328.02  $324.90
U.S. Nasdaq Stocks   $100.00  $ 97.75  $138.26  $170.01  $208.58  $293.21




  Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee is an officer, employee or former employee of the Company. Members of the Compensation Committee or their associates may have loans or loan commitments from the Company's subsidiary banks, but all such loans or loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features.

        Compliance with Section 16(a) of the Exchange Act

     Pursuant to Securities and Exchange Commission regulations, the Company must disclose the names of persons who failed to file or filed late a report required under Section 16(a) of the Securities Exchange Act of 1934. Generally, the reporting regulations under Section 16(a) require directors and executive officers to report changes in ownership in the Company's equity securities. Based solely on a review of Forms 3, 4, and 5, including amendments thereto, all such forms were filed by reporting persons on a timely basis.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and executive officers of the Company and their associates were customers of, and have had transactions with, the Company and in particular its subsidiary banks from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and loan commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collection or present other unfavorable features.


                            AUDITORS

     KPMG LLP, independent certified public accountants, served as the Company's public accountants for the fiscal year ended December 31, 1998. Representatives of KPMG LLP, are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation establishes an advance notice procedure with respect to the nomination, other than by or on behalf of the Board of Directors, of candidates for election as directors and with respect to any proposed business to be considered before an annual meeting of stockholders. Under the advance notice procedures, any stockholder who wishes to nominate a candidate for election as a director or to bring any proposal of business before an annual meeting must give advance written notice to the Secretary of the Company of such nomination or proposed business. Such notice must be received, by the Secretary of the Company at the Company's principal executive offices, not later than the close of business on the 40th day nor earlier than the close of business on the 70th day before the first anniversary of the preceding year's annual meeting. Special provisions apply in the event that the number of directors to be elected to the Board of Directors is increased and there is no public disclosure by the Company naming all of the nominees for director or specifying the size of the increased board at least 50 days before the first anniversary of the previous year's annual meeting. Under such circumstances, a stockholder's notice will be considered timely, but only with respect to nominees for any new board positions created by such increase, if it is received by the Secretary of the Company not later than the close of business on the 14th day following the day on which such public disclosure is made.
Any business to be brought before an annual meeting must be a proper matter for stockholder action.

     Under the advance notice procedures, notice from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including age, business address, principal occupation, the class and number of shares of Company stock beneficially owned by such person, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to be named as a nominee and to serving as a director, if elected). Notice from a stockholder who proposes to bring business before an annual meeting must include a brief description of the business to be brought, the reasons for conducting such business at the annual meeting, and any material interest that the stockholder may have in such business. Any notice must also include certain information concerning the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal has been made, including the name and address of the stockholder as they appear on the Company's books, the name and address of such beneficial owner, if any, and the class and number of shares of the Company's stock beneficially owned by such stockholder and beneficial owner, if any. If the Chairman or other officer presiding at an annual meeting determines that a person was not properly nominated or that other business was not properly brought before the meeting in accordance with the foregoing procedures, he shall so declare at the meeting and such defective nomination shall be disregarded or such business shall not be conducted at the annual meeting.

                          OTHER BUSINESS

     Management does not intend to present, and does not have reason to believe others will present, any items of business at the Annual Meeting other than those mentioned in the Notice of the Meeting. However, if any other matters are properly presented for a vote, the proxies will be voted on such matters according to the judgment of the persons named as proxies therein.

                      STOCKHOLDER PROPOSALS

     Proposals from stockholders to be presented at the 2000 Annual Meeting of stockholders of the Company must be received by the Company on or before December 15, 1999 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.


BY ORDER OF THE BOARD OF DIRECTORS,



Alan J. Emerick
Secretary

Dated: April 12, 1999